EXHIBIT 99.1

Infinity Energy Resources Appoints Experienced Oil & Gas Industry Executive as Chief Operating Officer

Company Assembling Team for its Exploration and Development Plan Including the Acquisition of 11,000 Leasehold acres in Central Kansas

OVERLAND PARK, Kansas, September 30, 2019 — Infinity Energy Resources, Inc. (Pink Sheets: IFNY) (“Infinity” or the “Company”), an independent oil and gas exploration and development company, today announced that it has appointed John Loeffelbein, a 20-year veteran of oil and gas industry, as its Chief Operating Officer (“COO”).

As COO, Loeffelbein will help lead Infinity’s expansion into domestic exploration and development projects, principally the completion of the purchase of existing production and mineral rights to oil & gas properties in Central Kansas that cover over 11,000 contiguous acres (the “Properties”). The purchase will include the existing production equipment and access to existing 3-D Seismic Data on the acreage. The Properties acquisition includes one existing horizontal producing well, one horizontal saltwater injection well, two conventional saltwater disposal wells, and one conventional, vertical producing well producing from the Reagan Sand Zone from an approximate depth of 3,600 feet. The acquisition is expected to close prior to December 31, 2019, subject to the Company obtaining adequate financing. Loeffelbein will assist in the Company’s capital raising activities to obtain the funds required to close the purchase of the Properties and execute its exploration and development program. The exploration and development program will include the drilling of at least six (6) conventional production wells following the closing of the acquisition, subject to obtaining sufficient financing. Mr. Loeffelbein is a member of Core Energy, LLC, the owner of the Properties.

Mr. Loeffelbein began his oil & gas career in 1998 working for Orion Oil and Gas, Inc., a land, mineral and title company, located in Amarillo, Texas. During his tenure, he was actively involved in title, acquisition of leases and purchase of right-of-way for major companies such as Anadarko Petroleum, K&N Energy and other major oil and gas companies. Since 1998, Loeffelbein has actively purchased and sold millions of dollars’ worth of oil and gas projects and owns interests in wells or mineral rights in most of the major oil and gas basins in the United States.

In 2004 Mr. Loeffelbein formed Coal Creek Energy, LLC which leased acreage and acquired existing oil & gas production primarily in Kansas focusing on leases which could be developed and enhanced at a very low risk/high reward. He has been involved in over 1,000 wells in the state. In 2014 Coal Creek Energy provided a variety of services to Viking Energy Group, Inc. in connection with its acquisition of numerous Kansas oil and gas properties.

In 2017, Mr. Loeffelbein helped found Vulcan Labs, LLC, which specializes in coating pipe for the oil and gas industry. The coated pipe it supplies reduces corrosion, friction and wear on production equipment thereby reducing maintenance costs and down-time. Vulcan Labs supplies coated pipe to a number of the top 50 oil and gas companies.

“We are very excited to bring a leader of John’s caliber and experience to our team at Infinity,” said Stanton E. Ross, Chairman and Chief Executive Officer at Infinity Energy Resources. “John has significant experience in identifying, acquiring and developing under-valued oil and gas properties and significantly improving their production and cash flows. He has proven many times that he can develop oil & gas projects that become profitable assets with significant cash flows. He is the right operational leader for our team as we prepare to acquire and develop the 11,000 acre Properties in Central Kansas. His experience and knowledge as an owner of the Properties will be very valuable to Infinity as it completes the acquisition and begins the development of the Properties,” concluded Ross.

About Infinity Energy Resources, Inc.

Infinity Energy Resources, Inc. has been involved in oil and gas exploration, development and production of natural gas and oil in Texas and the Rocky Mountain region of the United States, as well as an oil field service company located in Eastern Kansas.

Infinity is headquartered in Overland Park, Kansas and its common stock is listed on the Pink Sheets under the symbol “IFNY.PK”. The Company’s financial statements and additional information are available on the Internet at www.otcmarkets.com.

Forward-Looking Statement

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward-looking statements in this press release include the following: whether the Company will be successful in the acquisition of the Properties, including obtaining the necessary financing; whether the Company will be able to execute its exploration and development plans for the Properties, including obtaining the required financing; whether the required financing for the acquisition and development of the Properties can be obtained on terms favorable to the Company and its shareholders; the quantity of hydrocarbons beneath the Properties and whether they can be economically extracted; the accuracy of the consultants’ preliminary analysis and estimate of the recoverable oil and gas reserves on the Properties and their underlying assumptions; whether or to what extent the relevant geological zone contains hydrocarbons; the inability to predict, in advance of drilling and testing, whether any particular prospect will yield oil in sufficient quantities to recover drilling and/or completion costs or to be economically viable; the fact that the process of estimating the quantity of oil in a prospect is complex, requiring the interpretation of available technical data and many assumptions; the potential for significant inaccuracies in such interpretations and assumptions that could materially affect the Company’s estimates or those of its consultants; the necessity for estimates to be based upon available geological, geophysical and engineering data that can vary in quality and reliability; the inherent lack of precision in estimates involving the quantity of oil in the development project in Kansas as a result of the foregoing; its ability to find a qualified partner, if necessary, with whom to pursue its exploration and development program on terms and conditions acceptable to the Company; the Company’s ability to extract oil from the Properties and the costs and technical and other challenges of extracting oil from the Properties; variations in the prices of oil and gas, unexpected negative geological variances, governmental uncertainties in Kansas; operating risks, delays and problems, the availability of services on acceptable terms, the results of drilling and completions; changes United States regulation respecting oil and gas; and actions by creditors with respect to debt or other financial obligations of the Company; and its ability to resolve its liquidity and capital requirements. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2018 and the quarterly report on Form 10-Q for the three and six months ended June 30, 2019, filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO, at (913) 948-9512